Exhibit 99.1

The Lovesac Company Announces Third Quarter Fiscal 2019 Financial Results

Third Quarter Net Sales Increased 70.9% to $41.7 million

Comparable Sales, Including Showroom and Internet Sales, Increased 51.0%

EBITDA of ($1.6) million vs. EBITDA of ($1.2) million in Prior Year Period

Adjusted EBITDA of ($0.4) million vs. ($0.8) million in Prior Year Period

STAMFORD, Conn., December 18, 2018 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq:LOVE) today announced its financial results for the third quarter of fiscal 2019, which ended on November 4, 2018.

Shawn Nelson, Chief Executive Officer, stated, “We had an exceptional third quarter and are very pleased with our financial results. We believe that our highly differentiated product and disruptive direct-to-consumer business model are resonating with both new and existing customers alike as we continue to lean into our marketing strategy. We made good progress on our strategic priorities in the third quarter including expanding marketing, investing in infrastructure and capabilities, increasing and improving showroom presence, extending brand reach with shop-in-shops and driving higher levels of social media engagement.”

Mr. Nelson continued, “We continue to see significant growth opportunity for our innovative brand given the $31 billion total addressable market. Looking ahead, we plan to continue to execute on our key strategic priorities including a strong focus on marketing and investing in infrastructure to grow brand awareness, gain meaningful market share and establish a solid foundation for long term growth.”

For the Thirteen Weeks Ended November 4, 2018

●	Net sales increased 70.9% to $41.7 million in the third quarter of fiscal 2019 from $24.4 million in the third quarter of fiscal 2018. The increase was driven by strong showroom, Internet and shop-in-shop performance as a result of an increase in new customers combined with an increase in the total number of units sold and continued accelerated investments in marketing to increase brand awareness. Comparable sales, which includes showroom and Internet sales, increased 51.0%. Comparable showroom sales increased 40.5% and Internet sales increased 93.9%.

●	The Company opened five new showrooms and remodeled one showroom in the third quarter of fiscal 2019 and ended the quarter with 77 showrooms in 30 states. This represents a unit increase of 20% over the same quarter in the prior year.

●	Gross profit dollars increased 67.5% to $22.9 million in the third quarter of fiscal 2019 from $13.7 million in the third quarter of fiscal 2018. Gross margin decreased by 110 basis points to 54.9% in the third quarter of fiscal 2019 from 56.0% in the third quarter of fiscal 2018 due primarily to a channel mix shift toward shop-in-shop locations and growth in Sactional products, both of which carry a lower margin.

●	Selling, general and administrative expenses increased $7.2 million, or 59.8%, to $19.3 million in the thirteen weeks ended November 4, 2018 compared to $12.1 million in the thirteen weeks ended October 29, 2017. The increase in selling, general and administrative expenses was primarily related to an increase in employment costs of $0.7 million, $1.1 million of increased rent associated with our net addition of 11 showrooms, $3.7 million of expenses related to the increase in sales such as credit card fees, utility and repairs expenses, web affiliate program and web platform hosting commissions and shop in shop sales agent fees, $0.7 million increase in overhead expense to support overhead initiatives and public company expenses, $0.5 million of stock based compensation and $0.2 million of expenses related to capital raises. As a percent to sales, total SG&A expense decreased by 320 basis points.

●	Marketing expense increased 84.6%, or $2.4 million, to $5.2 million in the third quarter of fiscal 2019 from $2.8 million in the third quarter of fiscal 2018. The increase in marketing costs relates to increased media, to include national media and direct to consumer programs which drive revenue beyond the period of the expense.

●	Operating loss was $2.7 million in the third quarter of fiscal 2019 compared to an operating loss of $2.1 million in the third quarter of fiscal 2018. Excluding non-recurring items of $0.4 million in the third quarter of fiscal 2019 and $0.2 million in the third quarter of fiscal 2018, operating loss was $2.3 million in the third quarter of fiscal 2019 and $1.9 million for the third quarter of fiscal 2018

●	Net loss and net loss attributable to common shares was $2.5 million and $2.9 million, respectively. There was approximately $400K of preferred dividends and deemed dividends in the third quarter of fiscal 2019. This is compared to a net loss of $2.2 million, or net loss attributable to common shares of $2.6 million including preferred dividends and deemed dividends in the third quarter in fiscal 2018. Adjusted net loss, which excludes the impact of non-recurring expenses, was ($2.0) million in both the third quarter of fiscal 2019 and the third quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”). Net loss per share, including preferred dividends and deemed dividends, was ($0.22) in the third quarter of fiscal 2019 compared to a loss of ($0.43) in the third quarter of fiscal 2018. Adjusted net loss per common share, which is calculated by dividing adjusted net loss by adjusted weighted average common shares outstanding, assuming the IPO related issuances occurred at the beginning of each period presented, was ($0.15) in both the third quarter of fiscal 2019 and the third quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was ($1.6) million in the third quarter of fiscal 2019 compared to ($1.2) million in the third quarter of fiscal 2018. Adjusted EBITDA was ($0.4) million compared to ($0.8) million in the third quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

For the Thirty-Nine Weeks Ended November 4, 2018

●	Net sales increased 62.0% to $101.7 million in the fiscal 2019 year-to-date period from $62.8 million in the same period of fiscal 2018. This increase was driven by strong showroom, Internet and shop-in-shop performance as a result of an increase in new customers combined with an increase in the total number of units sold and continued accelerated investments in marketing to increase brand awareness. Comparable sales, which includes showroom and Internet sales, increased 40.9%. Comparable showroom sales increased 33.2% and Internet sales increased 73.6%.

●	The Company opened 13 new showrooms and closed two showrooms in the fiscal 2019 year-to-date period.

●	Gross profit dollars increased 61.5% to $55.4 million in the fiscal 2019 year-to-date period. Gross margin decreased by 20 basis points to 54.4% in the fiscal 2019 year-to-date period from 54.6% in the same period of fiscal 2018. The decrease in gross margin was primarily due to a channel mix shift toward shop-in-shop locations which carry a lower margin.

●	Selling, general and administrative expenses increased $20.4 million, or 59.0%, to $55.0 million in the thirty-nine weeks ended November 4, 2018 compared to $34.6 million in the thirty-nine weeks ended October 29, 2017. The increase in selling, general and administrative expenses was primarily related to an increase in employment costs of $2.7 million, $3.0 million of increased rent associated with our net addition of 11 showrooms, and $8.3 million of expenses related to the increase in sales such as credit card fees, web affiliate program and web hosting program commissions, shop in shop sales agent fees, and utility and repairs expense, $1.0 million increase in overhead expense to support overhead initiatives and public company expenses, stock based compensation of $2.3 million, sponsor fees of $1.3 million, and equity raise expense of $1.2 million. As a percent to sales, total SG&A expense decreased by 102 basis points.

●	Marketing expense increased by $7.4 million or 128% to $13.2 million in the fiscal 2019 year-to-date period from $5.8 million in the same period of fiscal 2018. The increase in marketing costs relates to increased media, to include national media and direct to consumer programs which drive revenue beyond the period of the expense.

●	Operating loss was $15.3 million in the fiscal 2019 year-to-date period compared to an operating loss of $7.6 million in the same period of fiscal 2018. Excluding non-recurring items of $4.0 million in fiscal year-to-date 2019 and $0.7 million in fiscal year-to-date 2018, operating loss was $11.3 million and $6.9 million in the respective periods.

●	Net loss was $15.1 million, and net loss attributable to common shares was $43.0 million, including preferred dividends and deemed dividends in the fiscal 2019 year-to-date period. This compares to a net loss of $7.9 million in the prior year period and a net loss attributable to common shares of $8.6 million including preferred dividends and deemed dividends in the prior year period. Adjusted net loss, which excludes IPO related sponsor fees and equity-based compensation and certain other non-recurring expenses, was ($11.1) million in the fiscal 2019 year-to-date period compared to ($7.2) million in the prior year period (see “GAAP and Non-GAAP Measures”). Net loss per share, including preferred dividends and deemed dividends, was ($4.51) in the fiscal 2019 year-to-date period compared to ($1.43) in the prior year period. Adjusted net loss per common share, which is calculated by dividing adjusted net loss by adjusted weighted average common shares outstanding assuming the IPO related issuances occurred at the beginning of each period presented, was ($0.83) in the fiscal 2019 year-to-date period compared to ($0.54) in the prior year period (see “GAAP and Non-GAAP Measures”).

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”), was ($12.5) million in the year-to-date period of fiscal 2019 compared to ($6.1) million in prior year period in fiscal 2018. Adjusted EBITDA was ($6.3) million compared to ($4.8) million in the prior year period (see “GAAP and Non-GAAP Measures”).

Please see Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Conference Call Details

A conference call to discuss the third quarter fiscal 2019 financial results is scheduled for today, December 18, 2018, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a direct-to-consumer specialty furniture brand with 77 retail showrooms supporting its ecommerce delivery model. Lovesac’s name comes from its original Durafoam filled beanbags called Sacs. The Company derives a majority of its current sales from its proprietary platform called Sactionals, a washable, changeable, reconfigurable, and FedEx-shippable solution for large upholstered seating. Founder and CEO, Shawn Nelson’s, “Designed for Life” philosophy emphasizes sustainable products that are built to last a lifetime and designed to evolve with the customer’s needs, providing long-term utility and ultimately reducing the amount of furniture discarded into landfills.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted net loss, adjusted diluted loss per share and Adjusted EBITDA. Adjusted net loss excludes the effect of one-time costs related to the Company’s IPO in June 2018 and fees associated with fundraising and reorganizing activities. Adjusted diluted loss per share is defined as adjusted net loss divided by a pro forma share count which assumes the IPO took place before the relevant time period. We define Adjusted EBITDA as net income plus interest expense, income tax expense, depreciation and amortization, sponsor fees, deferred rent, equity-based compensation, write-off of property and equipment, one-time IPO-related expenses, and fees associated with fundraising and reorganizing activities. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted income per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward Looking Statements

Certain statements either contained in or incorporated by reference into this communication, other than purely historical information, including estimates, projections and statements relating to Lovesac’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in or incorporated by reference into this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Lovesac may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Lovesac disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Rachel Schacter, ICR

(203) 682-8200

InvestorRelations@lovesac.com

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 4, 2018	February 4, 2018
	(unaudited)

Assets

Current Assets
Cash and cash equivalents	$44,683,851	$9,175,951
Trade accounts receivable	2,913,322	2,805,186
Merchandise inventories	24,618,738	11,641,482
Prepaid expenses and other current assets	6,253,866	6,062,946

Total Current Assets	78,469,777	29,685,565

Property and Equipment, Net	17,092,936	11,037,289

Other Assets
Goodwill	143,562	143,562
Intangible assets, net	828,289	526,370
Deferred financing costs, net	237,327	48,149

Total Other Assets	1,209,178	718,081

Total Assets	$96,771,891	$41,440,935

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$16,869,229	$12,695,954
Accrued expenses	2,864,069	784,340
Payroll payable	2,151,332	1,454,193
Customer deposits	2,525,034	909,236
Sales taxes payable	663,021	894,882
Line of credit	-	405

Total Current Liabilities	25,072,685	16,739,010

Deferred Rent	1,445,825	1,063,472

Total Liabilities	26,518,510	17,802,482

Stockholders’ Equity

Preferred Stock $.00001 par value, 10,000,000 shares authorized, no shares issued as of November 4, 2018 and 1,018,600 shares issued as of February 4, 2018.	-	26
Common Stock $.00001 par value, 40,000,000 shares authorized and 13,535,268 shares issued as of November 4, 2018, and 6,064,500 shares issued as of February 4, 2018, respectively.	135	61

Additional paid-in capital	141,650,165	79,891,819

Accumulated deficit	(71,396,919)	(56,253,453)

Stockholders’ Equity	70,253,381	23,638,453

Total Liabilities and Stockholders’ Equity	$96,771,891	$41,440,935

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 4, 2018	October 29, 2017	November 4, 2018	October 29, 2017

Net sales	$41,685,929	$24,391,450	$101,703,739	$62,769,038

Cost of merchandise sold	18,799,108	10,724,293	46,331,175	28,481,985

Gross profit	22,886,821	13,667,157	55,372,564	34,287,053

Operating expenses
Selling, general and administrative expenses	19,329,422	12,095,035	54,978,109	34,574,771
Marketing	5,164,699	2,798,467	13,167,354	5,775,512
Depreciation and amortization	1,084,180	835,819	2,513,009	1,521,461

Total operating expenses	25,578,301	15,729,321	70,658,472	41,871,744

Operating loss	(2,691,480)	(2,062,164)	(15,285,908)	(7,584,691)

Interest income (expense), net	200,862	(114,667)	142,442	(343,755)

Net loss before taxes	(2,490,618)	(2,176,831)	(15,143,466)	(7,928,446)

Provision for income taxes	-	-	-	-

Net loss	$(2,490,618)	$(2,176,831)	$(15,143,466)	$(7,928,446)

Net loss per common share:
Basic and diluted	$(0.22)	$(0.43)	$(4.51)	$(1.43)

Weighted average number of common shares outstanding:
Basic and diluted	13,465,882	6,000,000	9,536,164	6,000,000

	For the thirteen weeks ended
	November 4, 2018	October 29, 2017
Numerator:
Net loss - Basic and diluted	$(2,490,618)	$(2,176,831)
Preferred dividends and deemed dividends	(408,919)	(382,573)
Net loss attributable to common shares	(2,899,537)	(2,559,404)
Denominator:
Weighted average number of common shares for basic and diluted net loss per share	13,465,882	6,000,000
Basic and diluted net loss per share	$(0.22)	$(0.43)

	For the thirty-nine weeks ended
	November 4, 2018	October 29, 2017
Numerator:
Net loss - Basic and diluted	$(15,143,466)	$(7,928,446)
Preferred dividends and deemed dividends	(27,832,998)	(669,605)
Net loss attributable to common shares	(42,976,464)	(8,598,051)
Denominator:
Weighted average number of common shares for basic and diluted net loss per share	9,536,164	6,000,000
Basic and diluted net loss per share	$(4.51)	$(1.43)

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Thirty-nine weeks ended
	November 4, 2018	October 29, 2017

Cash Flows from Operating Activities
Net loss	$(15,143,466)	$(7,928,446)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,374,743	1,343,519
Amortization of other intangible assets	138,266	177,942
Amortization of deferred financing fees	102,917	108,660
Loss on disposal of property and equipment	6,139	--
Equity based compensation	2,849,842	15,209
Deferred rent	382,353	241,928
Changes in operating assets and liabilities:
Accounts receivable	(108,136)	(1,048,799)
Merchandise inventories	(12,977,256)	(2,048,493)
Prepaid expenses and other current assets	(190,920)	(2,166,290)
Accounts payable and accrued expenses	6,726,184	1,463,510
Customer deposits	1,615,798	343,253

Net Cash Used in Operating Activities	(14,223,536)	(9,498,007)

Cash Flows from Investing Activities
Purchase of property and equipment	(8,436,529)	(5,340,484)
Payments for patents and trademarks	(440,185)	(70,852)

Net Cash Used in Investing Activities	(8,876,714)	(5,411,336)

Cash Flows from Financing Activities
Proceeds from initial public offering, net	59,168,596	-
Payments of initial public offering issuance costs	(260,044)	-
Taxes paid for net share settlement of equity awards	(7,902)	-
Proceeds from sale of preferred stock and warrants, net of issuance costs	-	18,919,419
Principal payments on note payable	-	(194,530)
Principal (paydowns of) proceeds from the line of credit, net	(405)	1,015,708
Payments of deferred financing costs	(292,095)	(75,266)
Net Cash Provided by Financing Activities	58,608,150	19,665,331

Net Change in Cash and Cash Equivalents	35,507,900	4,755,988

Cash and Cash Equivalents - Beginning	9,175,951	878,696

Cash and Cash Equivalents - End	$44,683,851	$5,634,684

Supplemental Cash Flow Disclosures
Cash paid for interest	$48,256	$254,593

THE LOVESAC COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Thirteen weeks ended	Thirteen weeks ended	Thirty-nine weeks ended	Thirty-nine weeks ended
(dollars in thousands)	November 4, 2018	October 29, 2017	November 4, 2018	October 29, 2017
Net loss	$(2,490)	$(2,177)	$(15,143)	$(7,928)
Interest (income) expense	(201)	115	142	344
Taxes	-	-	-	-
Depreciation and amortization	1,084	836	2,513	1,521
EBITDA	(1,607)	(1,226)	(12,488)	(6,063)
Sponsor fees (a)	125	125	992	359
Deferred Rent (b)	131	103	383	242
Equity-based compensation (c)	516	15	2,850	15
Write-off of property and equipment (d)	-	-	6	-
Other non-recurring expenses (e)(f)	444	205	1,982	693
Adjusted EBITDA	$(392)	$(778)	$(6,275)	$(4,754)

(a)	Represents management fees charged by our equity sponsors.

(b)	Represents the difference between rent expense recorded and the amount paid by the Company. In accordance with GAAP, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease terms.

(c)	Represents expenses associated with stock options, restricted stock units granted to our management and equity sponsors.

(d)	Represents the net loss on the disposal of fixed assets.

(e)	Other expenses in the thirteen weeks ended November 4, 2018 are made up of: (1) $110 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $29 in fees paid for investor relations and public relations relating to the IPO; (3) $44 in executive recruitment fees to build executive management team; and (4) $261 in secondary offering legal fees. Other expenses in the thirteen weeks ended October 29, 2017 are made up of: (1) $163 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $42 in other professional fees.

(f)	Other expenses in the thirty-nine weeks ended November 4, 2018 are made up of: Other expenses in the thirty-nine weeks ended November 4, 2018 are made up of: (1) $341 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $508 in fees paid for investor relations and public relations relating to the IPO; (3) $140 in executive recruitment fees to build executive management team; (4) $261 in secondary offering legal fees; (5) $84 in travel and logistical costs associated with the offering; (6) $198 in accounting fees related to the offering; and (7) $450 in IPO bonuses paid to executives . Other expenses in the thirty-nine weeks ended October 29, 2017 are made up of: (1) $567 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $25 in travel and logistical costs associated with the offering; and (3) $59 in accounting fees related to the offering; (4) $42 in other professional fees.

THE LOVESAC COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Thirteen weeks ended	Thirteen weeks ended	Thirty-nine weeks ended	Thirty-nine weeks ended
(dollars in thousands)	November 4, 2018	October 29, 2017	November 4, 2018	October 29, 2017
Net loss as reported	$(2,490)	$(2,177)	$(15,143)	$(7,928)
Adjustments:
Adjustments to selling, general and administrative expense:
Sponsor fees relating to the IPO (a)	-	-	625	-
Equity based compensation related to the IPO (b)	-	-	1,442	-
Other non-recurring expenses (c)(d)	444	205	1,982	693
Adjusted net loss	$(2,047)	$(1,972)	$(11,094)	$(7,235)

Adjusted basic and diluted weighted average shares outstanding- adjusted for IPO related issuance (e)	13,445,147	13,359,671	13,445,147	13,359,671
Adjusted net loss per common share	$(0.15)	$(0.15)	$(0.83)	$(0.54)

(a)	$625 paid in sponsor monitoring fees paid as a result of the IPO.

(b)	$700 in executive restricted stock awards vested as a result of the IPO and $742 IPO bonus payable to Satori in common stock.

(c)	Other expenses in the thirteen weeks ended November 4, 2018 are made up of: (1) $110 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $261 in legal fees related to the secondary offering, (3) $29 in fees paid for investor relations and public relations relating to the IPO and (6) $44 in executive recruitment fees to build executive management team. Other expenses in the thirteen weeks ended October 29, 2017 are made up of: (1) $163 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $42 in executive recruitement fees to build executive management team.

(d)	Other expenses in the thirty-nine weeks ended November 4, 2018 are made up of: (1) $341 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $84 in travel and logistical costs associated with the offering; (3) $198 in accounting fees related to the offering, (4) $450 in IPO bonuses paid to executives, (5) $508 in fees paid for investor relations and public relations relating to the IPO and (6) $140 in executive recruitment fees to build executive management team, (7) $261 in legal fees relating to the secondary offering. Other expenses in the thirteen weeks ended October 29, 2017 are made up of: (1) $567 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $59 in accounting fees related to the offering, (3) $25 in travel and logistical costs associated with the offering, (4) $42 in executive recruitement fees to build the executive management team.